Exhibit 99.1

GrowGeneration Announces Retirement of Tony Sullivan, EVP, and COO

DENVER, Dec. 14, 2021 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the retirement of Tony Sullivan, executive vice president and chief operating officer effective immediately.

“During his tenure, Tony contributed a great deal to GrowGen, contributing to every part of our operation,” said Darren Lampert, GrowGen’s CEO. “While we are sad to see him go, Tony felt the timing was right both personally and professionally. The Company thanks him for all of his hard work and dedication.”

“In 2021, we brought on key leaders with exceptional retail experience, talent, and expertise, including Jeff Lasher as CFO, Paul Rutenis as Chief Merchant Officer to lead the private label and proprietary brands growth, Dennis Sheldon to run technology and supply chain, and Becky Gebhardt to run e-commerce and marketing.  We believe the operational team now in place will allow the Company to grow and scale in 2022 and beyond.”

About GrowGeneration Corp:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements considering new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:

John Evans
GrowGeneration
john.evans@growgeneration.com
415-309-0230

SOURCE GrowGeneration